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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54998 and 333-113995 on Form S-3 and Nos. 2-80776, 33-2139, 33-7901,
33-15062, 33-43635, 33-62799, 33-59803, 333-82157, 333-82161, 333-87773 and
333-73194 on Form S-8 of our reports dated March 31, 2005, relating to the consolidated financial statements of Albertson's, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for goodwill, closed stores and vendor funds), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Albertson's, Inc. and subsidiaries for the year ended February 3, 2005.

Deloitte & Touche LLP
Boise, Idaho
March 31, 2005